Offer to Purchase Each Outstanding Common Share
of
Goldcorp Inc.
for
0.89 of a Common Share
of
Glamis Gold Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M., TORONTO TIME, ON FEBRUARY 14, 2005, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

January 7, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Glamis Gold Ltd., a British Columbia corporation (“Glamis”), is offering to purchase all of the outstanding common shares (the “Goldcorp Shares” and the certificates representing such Goldcorp Shares, the “Goldcorp Share Certificates”), of Goldcorp Inc., an Ontario corporation (“Goldcorp”), for 0.89 of a common share of Glamis per Goldcorp Share.

      The offer to purchase is subject to the terms and conditions set forth in the Offer to Purchase, dated as of January 7, 2005 (the “Offer to Purchase”), the Circular accompanying the Offer to Purchase (the “Circular”), and the related Letter of Acceptance and Transmittal for Common Shares (the “Letter of Transmittal”). The Offer to Purchase, the Circular and the Letter of Transmittal, as each may be amended or supplemented from time to time, collectively constitute the “Offer”.

      The Offer is conditioned upon, among other things, there being validly deposited under the Offer and not withdrawn prior to the Expiry Time (as defined in the Offer to Purchase) a number of shares of Goldcorp Shares which constitutes at least 66 2/3% of the Goldcorp Shares (on a fully diluted basis) outstanding at the Expiry Time.

      For your information and for forwarding to your clients for whom you hold Goldcorp Shares registered in your name or in the name of your nominee, or who hold Goldcorp Shares registered in their own names, enclosed please find the following documents:

1. Offer to Purchase dated January 7, 2005.

2. Letter of Acceptance and Transmittal for Common Shares for your use and for the information of your clients who hold Goldcorp Shares. Manually executed facsimile copies of the Letter of Transmittal may be used to deposit Goldcorp Shares, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

3. Notice of Guaranteed Delivery to be used to accept the Offer if Goldcorp Share Certificates are not immediately available or if the holder of the Goldcorp Shares cannot deliver the Share Certificates to the Depositary on or prior to the Expiry Time (as defined in the Offer to Purchase).

4. A Letter to Clients, which may be sent to your clients for whose account you hold Goldcorp Shares, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. Return envelope addressed to Computershare Investor Services Inc., as Depositary.

      In accordance with the terms and subject to the satisfaction or waiver (where applicable) of the conditions to the Offer, all Goldcorp Shares that have been properly deposited and not withdrawn will be taken up promptly after the Expiry Time. All Goldcorp Shares taken up under the Offer to Purchase will be paid for promptly, and in any event within three business days of having been taken up. For purposes of the Offer, Glamis will be deemed to have accepted for purchase (and thereby purchased), Goldcorp Shares validly deposited and not properly withdrawn if, as and when Glamis gives oral or written notice to the Depositary of Glamis’ acceptance for exchange of the deposits of such Goldcorp Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, common shares of Glamis to be issued in exchange for Goldcorp Shares accepted for purchase pursuant to the Offer will be issued only after timely receipt by the Depositary of (1) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees; and (2) any other documents required under the Letter of Transmittal.

      Glamis will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of deposits of Goldcorp Shares pursuant to the Offer. Glamis will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

      Glamis will pay any stock transfer taxes with respect to the transfer and sale of Goldcorp Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 8 of the enclosed Letter of Transmittal.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and related withdrawal rights expire at 9:00 p.m., Toronto time, on February 14, 2005, unless the Offer is extended.

      In order for a holder of Goldcorp Shares to take advantage of the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal should be sent to the Depositary and Goldcorp Share Certificates should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

      Holders of Goldcorp Shares whose Goldcorp Share Certificates are not immediately available or who cannot deliver their Goldcorp Share Certificates and all other required documents to the Depositary on or prior to the Expiry Time, must deposit their Goldcorp Shares according to the guaranteed delivery procedures set forth in Section 5 of the Offer to Purchase “Procedure for Guaranteed Delivery”.

      Inquiries you may have with respect to the Offer, and any requests for copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to the Information Agent.

Very truly yours,

GLAMIS GOLD LTD.

Enclosures

      Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Glamis, the Depositary, the Information Agent, the Dealer Managers or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

2